COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
  IN DREYFUS VARIABLE INVESTMENT FUND, CAPTIAL
  APPRECIATION PORTFOLIO AND THE STANDARD & POOR'S
  500 COMPOSITE STOCK PRICE INDEX


  EXHIBIT A:
              STANDARD        DREYFUS VARIABLE
            & POOR'S 500       INVESTMENT FUND,
   PERIOD  COMPOSITE STOCK CAPITAL APPRECIATION
            PRICE INDEX *         PORTFOLIO

   4/5/93          10,000                   10,000
  12/31/93         10,545                   10,674
  12/31/94         10,683                   10,998
  12/31/95         14,694                   14,685
  12/31/96         18,066                   18,438


*Source: Lipper Analytical Services, Inc.